                                                                    EXHIBIT 10.2

                            TECUMSEH PRODUCTS COMPANY

                      EXECUTIVE DEFERRED COMPENSATION PLAN

                           (Effective January 1, 2005)

                            TECUMSEH PRODUCTS COMPANY

                      EXECUTIVE DEFERRED COMPENSATION PLAN

                                      INDEX

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                                                                            PAGE
                                                                            ----
ARTICLE I PLAN PURPOSES .................................................     1
ARTICLE II DEFINITIONS ..................................................     1
ARTICLE III ELIGIBILITY .................................................     4
ARTICLE IV PARTICIPATION ................................................     4
ARTICLE V GENERAL PROVISIONS ............................................     5
ARTICLE VI DEFERRED COMPENSATION ACCOUNTS ...............................     6
ARTICLE VII PARTICIPANTS' RIGHTS UNSECURED ..............................     8
ARTICLE VIII PAYMENT OF DEFERRED COMPENSATION ...........................     9
ARTICLE IX VALUATION DATE ...............................................    12
ARTICLE X ALIENATION ....................................................    12
ARTICLE XI DOMESTIC RELATIONS ORDERS ....................................    12
ARTICLE XII TAX WITHHOLDING .............................................    13
ARTICLE XIII PARTICIPANT CONSENT ........................................    14
ARTICLE XIV SEVERABILITY ................................................    14
ARTICLE XV AMENDMENT AND TERMINATION ....................................    14
ARTICLE XVI CHANGE OF CONTROL ...........................................    15
ARTICLE XVII PLAN ADMINISTRATION ........................................    16
ARTICLE XVIII LIMITATIONS OF ACTION .....................................    18

                            TECUMSEH PRODUCTS COMPANY

                      EXECUTIVE DEFERRED COMPENSATION PLAN

     WHEREAS, Tecumseh Products Company ("Company") previously established and maintained the Tecumseh Products Company Voluntary Deferred Compensation Plan., a nonqualified deferred compensation plan, last amended and restated effective September 25, 2002 (and herein called the "Prior Plan"); and

     WHEREAS, the Prior Plan was "frozen" effective December 31, 2004, and

     WHEREAS, the Company desires to continue providing a tax-deferred capital accumulation opportunity to a select group of management or highly compensated Employees through the deferral of compensation in order to encourage the Employees to maintain a long-term relationship with the Company and provide flexibility to the Employee in his or her financial planning; and

     THEREFORE, the Company hereby establishes the Tecumseh Products Company Executive Deferred Compensation Plan ("Plan") effective January 1, 2005.

                                    ARTICLE I
                                  PLAN PURPOSES

     1.1 The purpose of this Plan is to provide eligible officers and Key Employees of the Employer with the opportunity to defer compensation. The Plan is also intended to establish a method for attracting and retaining persons whose abilities, experience and judgment can contribute to the long-term strategic objectives of the Employer.

     1.2 The Company intends that the Plan be an unfunded, non-qualified deferred compensation plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employer, and that payments under the Plan shall be, when paid or otherwise made available to Participants, deductible by the Employer pursuant to Sections 162 and 404(a)(5) of the Internal Revenue Code of 1986, as amended (the "IRC"). The Plan will be interpreted and administered by the Committee to maintain intended income tax deferral in accordance with IRC Section 409A and regulations and other guidance issued thereunder.

                                   ARTICLE II
                                   DEFINITIONS

     As used in this Plan, the following terms shall have the meanings set forth below. The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural, unless a different meaning is plainly required by the context.

     2.1 "Base Salary" means the annual salary paid to officers and Key Employees of the Employer at regular intervals during the calendar year.

     2.2 "Beneficiary" means any person(s) or legal entity(ies) designated by the Participant or otherwise determined in accordance with Section 5.4.

     2.3 "Board" means the Board of Directors of the Company.

     2.4 "Committee" means the Governance, Compensation and Nominating Committee of the Board, or such other committee as the Board may subsequently appoint to administer the Plan.

     2.5 "Company" means Tecumseh Products Company, a Michigan corporation, and its successors and assigns.

     2.6 "Compensation" means Base Salary and other qualifying remuneration paid by the Employer, as the Committee shall determine.

     2.7 "Deferral Period" means the total period of time, expressed in Plan Years, for which the Participant has elected to defer Compensation. Such Deferral Period shall exclude the period of time beyond the Benefit Commencement Date (as defined in Section 8.1(a)).

     2.8 "Deferred Compensation" means Compensation deferred pursuant to the Plan.

     2.9 "Deferred Compensation Account" means the individual account maintained under the Plan for a Participant as determined in Section 6.1.

     2.10 "Deferred Compensation Election Form" means an approved election form that each Participant must execute in accordance with Section 4.1 in order to participate in the Plan.

     2.11 "Disability" means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) which renders an employee unable to engage in any substantial gainful activity; or (ii), which enables an employee to receive income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the employee's Employer, provided that this definition shall be interpreted in accordance with Code Section 409A(a)(2)(A)(v) and regulations and other guidance thereunder. Notwithstanding (i) and (ii), an employee shall be deemed to have a total and permanent disability when determined to be totally disabled by the Social Security Administration.

     2.12 "Director" means a member of the Board.

     2.13 "Eligible Participant" means any officer or Key Employee of the Employer designated by the Committee as eligible to participate in the Plan. Where the context so requires, this term shall also include a former officer or former Key Employee for whom the Committee maintains a Deferred Compensation Account under the Plan.

     2.14 "Employer" means the Company, any of its present subsidiary corporations, any corporation which becomes a controlled subsidiary of the Company provided the Committee determines to extend coverage thereto, and/or any successor(s) to such corporation(s). The

Committee shall be deemed to have extended coverage to a subsidiary if an employee of such subsidiary is designated by the Committee as eligible to participate in the Plan.

     2.15 "Investment Option" means the book-keeping sub-account that is made available to Participants by the Committee, under which a Participant may designate a deferral. The initial Investment Options are the Phantom Share Investment Option described in section 6.2 and the Corporate Bond Investment Option described in Section 6.3, but the Committee has discretion to add, eliminate, or modify any Investment Option(s) at any time pursuant to Section 6.9.

     2.16 "Key Employee" means any executive employee of the Employer, who is not an officer, that the Committee in its sole discretion decides is sufficiently important to the ongoing business objectives of the Employer.

     2.17 "Market Price" of a Tecumseh Share on any given day means that day's closing price per share on the NASDAQ National Market or, if the Tecumseh Shares are not traded on a particular day, the closing NASDAQ price per share on the closest preceding date on which Tecumseh Shares were traded.

     2.18 "Participant" for any Plan Year means an Eligible Participant who has elected to defer Compensation in accordance with the procedures set forth in
Section 4.1 and for whom the Committee has established and maintains a separate Deferred Compensation Account.

     2.19 "Phantom Share" means a hypothetical or imaginary Tecumseh Share without any of the rights attached to an actual Tecumseh Share, but whose economic value for purposes of the Plan is the same as that of an actual Tecumseh Share.

     2.20 "Plan" means the Tecumseh Products Company Executive Deferred Compensation Plan as embodied herein and as amended from time to time by the Board.

     2.21 "Plan Year" means the 12-month calendar year beginning January 1 and ending December 31, or such shorter period, as applicable, in the year the Plan is terminated.

     2.22 "Rabbi Trust" means an irrevocable trust, containing certain key provisions, which the Internal Revenue Service would require in order to conclude that contributions made thereto by an employer, to provide for the payment of non-qualified deferred compensation benefits to employees, will not be taxed to employees at the time contributions are made, but instead, at the time the benefits are received or otherwise made available to the employee.

     2.23 "Separation from Service" means the date upon which a Participant has a separation from service determined under the Separation From Service rules and procedures described in attached Exhibit A.

     2.24 "Tecumseh Share" means a share of the Company's Class A Common Stock ($1.00 par value per share).

     2.25 "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent

(as defined in IRC Section 152(a)) of the Participant, loss of the participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The foregoing requirements shall be met only if, as determined under regulations of the U.S. Secretary of the Treasury, the amounts distributed with respect to such an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). This subsection (a) shall be interpreted and administered in accordance with IRC Section 409A(a)(2)(B)(ii).

     2.26 "Valuation Date" means the last business day of either a calendar year or calendar quarter, as the Committee will determine from time to time, the date on which a Participant's Deferred Compensation Account is valued for purposes of a hardship distribution pursuant to Section 8.6, and any other date specified by the Committee for valuing a Participant's Deferred Compensation Account.

                                   ARTICLE III
                                   ELIGIBILITY

     3.1 Prior to the end of November in each Plan Year, the Committee shall designate the officers and Key Employees who shall be eligible to defer Compensation under the Plan during the following Plan Year. Also, the Committee may from time to time designate newly-hired officers and Key Employees as eligible to defer Compensation under the Plan. The Committee shall promptly notify each eligible officer and Key Employee of his eligibility to participate in the Plan if selected by the Committee. The Committee has total discretion to determine who is eligible to participate on a Plan Year by Plan Year basis.

     3.2 Directors who are not also employees of the Employer are not eligible to participate in the Plan.

                                   ARTICLE IV
                                  PARTICIPATION

     4.1 Election to Participate. Subject to Section 4.2, in order to participate in the Plan, in respect of Compensation for a particular Plan Year, an Eligible Participant must make a valid election to defer compensation by executing and filing with the Committee, before the commencement of such Plan Year, a Deferred Compensation Election Form. Such election shall be in addition to the election provided under Section 6.10. An Eligible Participant must specify on the applicable Deferred Compensation Election Form, the amount to be deferred, subject to Section 4.6, and the timing and method of payment, pursuant to Sections 8.1 and 8.2.

     4.2 New Participant. Notwithstanding Section 4.1, a newly- hired officer or Key Employee who becomes an Eligible Participant after the first day of the current Plan Year, may elect to participate in the Plan, with respect to future Compensation for such Plan Year, by filing a Deferred Compensation Election Form within 15 days after his initial date of designation or employment, whichever occurs later., provided that (i) deferrals may only be made with respect to amounts earned subsequent to the initial election, and (ii) such initial election shall not be available to an Eligible Participant who is already participating (or previously participated) in another non-qualified deferred compensation plan of the Company which is an account balance plan.

     4.3 Election not Revocable. A Deferred Compensation Election Form, once executed and filed with the Committee, cannot be revoked for such current Plan Year's Compensation elected to be deferred pursuant to such form., except that a Participant may modify such election to delay payment or to change the form of payment as permitted in Section 6.10, or may cancel such election to the extent permitted in Section 8.6, in the event of an Unforeseeable Emergency.

     4.4 Vesting. A Participant will be vested in his entire Deferred Compensation Account balance at all times and will not be subject to forfeiture for any reason.

     4.5 New Elections Required for Each Year. Compensation payable in future Plan Years can only be deferred by filing a Deferred Compensation Election Form for the appropriate Plan Year. A Participant is not required to defer Compensation for any subsequent Plan Year by reason of having elected to defer Compensation for a current or prior Plan Year.

     4.6 Deferrals in 5% Increments. The minimum amount which may be deferred by an Eligible Participant for any Plan Year is 5% of Compensation. Deferrals in excess of the minimum amount shall also be in 5% increments of Compensation. Elections to convert MIP Phantom Shares or to defer MIP cash awards pursuant to
Section 6.10 are not subject to this Section 4.6.

                                    ARTICLE V
                               GENERAL PROVISIONS

     5.1 No Right to Payment Except as Provided in Plan. No Participant, or other Eligible Participant or Beneficiary, shall have any right to any payment or benefit hereunder except to the extent provided in the Plan.

     5.2 Employment Rights. The employment rights of any Participant or other Eligible Participant shall not be enlarged, guaranteed or affected by reason of the provisions of the Plan.

     5.3 Recipient Under a Disability. If the Committee determines that any person to whom a payment is due hereunder is a minor, or is adjudicated incompetent by reason of physical or mental Disability, the Committee shall have the power to cause the payments becoming due to such person to be made to the legal guardian for the benefit of the minor or incompetent, without responsibility of the Employer or the Committee to see to the application of such payment, unless prior to such payment claim is made therefor by a duly appointed legal representative. Payments made pursuant to such power shall operate as a complete discharge of the Employer, the Board and the Committee.

     5.4 Designation of Beneficiary. Each Participant may designate any person(s) or legal entity(ies), including his estate or a trust, as his Beneficiary under the Plan by filing a written beneficiary designation, in prescribed form, with the Committee. A Participant may at any time revoke or change his designation of Beneficiary by filing a new beneficiary designation with the Committee. If no person or legal entity shall be designated by a Participant as his Beneficiary, or if no designated Beneficiary survives him, his estate shall be his Beneficiary.

     5.5 Elections. Any election made or notice given by a Participant pursuant to the Plan shall be in writing to the Committee, or to such representative as may be designated by the Committee for such purpose. Notice shall be deemed to have been made or given on the date received by the Committee or its designated representative.

     5.6 Controlling Law. Except where pre-empted by federal law, the validity of the Plan or any of its provisions shall be determined under, and it shall be construed and administered according to, the laws of the State of Michigan, without regard to principles of conflicts of law. At all times, the Plan will also be interpreted and administered to maintain intended income tax deferral in accordance with IRC Section 409A and regulations and other guidance issued thereunder.

                                   ARTICLE VI
                         DEFERRED COMPENSATION ACCOUNTS

     6.1 Accounts. Upon receipt of a Participant's valid Deferred Compensation Election Form, the Committee shall establish, as a bookkeeping entry only, a Deferred Compensation Account for such Participant. The Committee shall thereafter record in each Participant's Deferred Compensation Account for a particular Plan Year, the amount(s) which he elected to defer which otherwise would have been paid to the Participant during the subsequent Plan Year or Plan Years, as the case may be. Such amount(s) shall be credited (as of the date such amount(s) would otherwise have been paid to the Participant) to one or more of the Investment Option sub-accounts which the Committee shall make available under the Plan. The initial Investment Options are the Phantom Share Investment Option and the Corporate Bond Investment Option.

     6.2 Phantom Share Investment Option. Participant elections for this Option shall be reflected in a bookkeeping sub-account, the value of which shall be based upon the performance of Tecumseh Shares. Amounts deferred will be credited to such sub-account as units, each reflecting one Tecumseh Share. Fractional units will also be credited to such sub-account, if applicable. The number of credited units will be determined by dividing the dollar amount of Compensation deferred by the Market Price of a Tecumseh Share on the date such amount would otherwise have been paid to the Participant. Dividends paid on Tecumseh Shares shall be reflected in such sub-account by the crediting of additional units in such sub-account equal to the value of the dividend and based upon the Market Price of a Tecumseh Share on the date such dividend is paid.

     6.3 Corporate Bond Investment Option. Participant elections for this Option shall be reflected in a bookkeeping sub-account, the value of which shall be based upon quarterly crediting of earnings based on the current yield of the Dow Jones Corporate Bond Index (DJCI). Amounts deferred will be credited to such sub-account on the date such amount would otherwise have been paid to the Participant. All amounts reflected in this sub-account shall be credited with earnings, compounded quarterly, from the date credited, based on a rate of return equal to the current yield of the DJCI as of the last business day of the preceding quarter.

     6.4 Adjustments to Accounts. The value of a Participant's Deferred Compensation Account shall be periodically adjusted for any payments made to such Participant in the form of benefits, hardship distributions, or otherwise. Where adjustment is made to the Phantom Stock sub-account, it shall be reflected in reduction of units determined by the amount paid, divided by the Market Price of a Tecumseh Share on the date of payment.

     6.5 Dilutive and Anti-dilutive Transactions Affecting Phantom Shares. The Committee shall make appropriate adjustments to a Participant's Phantom Share Investment Option sub-account where a "capital transaction" or "corporate reorganization" has the effect of changing the economic equivalent number of Phantom Shares units that a Participant has been credited under this Plan. The Committee shall make an adjustment, either positive or negative as the case may be, to each Participant's Phantom Share Investment Option sub-account to ensure that neither unintended economic benefits nor detriments are conferred on a Participant solely by reason of such "capital transaction" or "corporate reorganization."

     6.6 No Transfers Among Investment Options. Each deferral of Compensation under the Plan shall remain credited to the Investment Option(s) initially selected by the Participant with respect to deferrals during that Plan Year. However, deferrals during a subsequent Plan Year may be credited to different Investment Options and/or in different proportions than deferrals during prior Plan Years.

     6.7 Investment Option Allocation Election. Each Participant may elect to allocate Deferred Compensation for a particular Plan Year among the Investment Options described in Sections 6.2, 6.3 and/or 6.9. However, if more than one Investment Option is selected for a particular Plan Year, such allocation cannot be less than 10% of deferrals during that Plan Year.

     6.8 Effects On Other Plans. If, because of a Participant's deferral of Compensation under this Plan, a Participant's retirement benefits in any pension or retirement plan of the Employer (either qualified under IRC Section 401, or not so qualified) are reduced, the Employer shall provide a corresponding supplemental benefit under the Tecumseh Products Company Supplemental Retirement Plan. However, this Section shall not apply to any qualified defined contribution plan, such as a 401(k) plan.

     6.9 New Investment Options; Committee Discretion Limited. The Committee may at any time in its sole discretion add an Investment Option or Options. Further, the Committee may eliminate or modify the terms of an existing Investment Option on a prospective basis, so long as the value of a Participant's Plan benefits accrued prior to such modification is not adversely affected thereby. If the Committee materially modifies the terms of an existing Investment Option, it shall promptly notify Participants regarding the details of such modification. Following receipt of such notice, each Participant shall have a period of not less than ten (10)
business days within which to elect to convert all or a portion (in 10% increments) of the affected sub-account(s) to any other Investment Option(s) then offered under the Plan, such election to take effect as of the effective date of the material modification.

     6.10 Election to Convert MIP Awards.

     Phantom Shares - An Eligible Participant who has a Deferred Compensation Account under the Plan may, upon written election, choose to convert all or part of his Account under the Tecumseh Products Company Management Incentive Plan (the "MIP"), attributable to phantom share allocations ("MIP Phantom Shares") first becoming vested immediately after the end of a Plan Year, into the Phantom Share Investment Option, the Corporate Bond Investment Option, any other Investment Option that the Committee has made available, or a combination of the foregoing, under this Plan. Such conversion privilege is irrevocable (subject to the Participant's right to elect a different Investment Option under Section 6.9) and is subject to all provisions of this Plan. Also, any such written election, as well as any elections under Sections 8.1 and 8.2 with respect to the time and method of payment for the portion of the Participant's Deferred Compensation Account attributable to such conversion, must:

     i) be made at least twelve (12) months prior to the date the Participant becomes vested in the MIP Phantom Shares and may not take effect until at least twelve (12) months after the date on which the election is made; and

     ii) provide for a minimum deferral of five (5) years after the date when the MIP award became vested and payable, pursuant to a Deferred Compensation Election Form (except in the case of death, Disability, or Unforeseeable Emergency).

     The conversion value of the MIP Phantom Shares used to calculate the number of Phantom Share units to be allocated to the Participant's Phantom Share Investment Option or the dollar amount to be allocated to the Participant's Corporate Bond Investment Option or to any other Investment Option that the Committee has made available shall generally be the value of the applicable MIP Phantom Shares as of the date the Participant became vested in such MIP Phantom Shares as determined under the MIP. However, the number of units allocated to a Participant's Phantom Share sub-account under this Plan as the result of a conversion pursuant to this Section 6.10 shall not be less than A x B, where "A" represents the total number of MIP Phantom Shares being converted and "B" represents the percentage of such converted MIP Phantom Shares being allocated to the Participant's Phantom Share sub-account under this Plan.

     MIP Cash Awards - An Eligible Participant who is covered by the MIP may also, upon written election, defer all or some portion of a MIP Cash Award for a particular Class Year (in 25% increments of the award) in the same time and manner as required for Phantom Shares, the relevant Cash Award portion of the Deferred Compensation Election Form. Such deferred amounts shall be credited (as of the date such amount(s) would otherwise have been paid to the Participant) to one or more of the Investment Option sub-accounts which the Committee shall make available under the Plan.

                                   ARTICLE VII
                         PARTICIPANTS' RIGHTS UNSECURED

     7.1 Unsecured Creditors. Amounts credited to a Participant's Deferred Compensation Account shall be dealt with in all respects as working capital of the Employer. Therefore, the right of a Participant to receive any distribution hereunder shall be an unsecured claim against the general assets of the Employer.

     7.2 No Actual Investment Required. Subject to Section 16.1 and Section 17.1, no assets of the Employer shall in any way be held in trust for, or be subject to, any claim by a Participant or his Beneficiary under the Plan. Further, neither the Employer nor the Committee shall have any duty whatsoever to invest any amounts credited to any Deferred Compensation Accounts established under the Plan.

     7.3 Optional Rabbi Trust(s) or Other Arrangement to Facilitate Payment. The Board, upon the recommendation of the Committee, may authorize the creation of one or more Rabbi Trusts or other arrangements to facilitate payment of the obligations under the Plan, provided that such trusts and arrangements are consistent with the "unfunded" status of the Plan. A Participant shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder are payable in cash from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of such amounts. Notwithstanding the above provisions, no Rabbi Trust assets shall be located or transferred outside of the United States and no property shall be transferred to the Trust by in connection with an adverse change in the Company's financial health.

                                  ARTICLE VIII
                        PAYMENT OF DEFERRED COMPENSATION

     8.1(a) Commencement of Benefits. Subject to Section 8.1(b), at the time a Participant elects to defer Compensation for any particular Plan Year, he shall concurrently elect, on the Deferred Compensation Election Form, a date when the portion of his Deferred Compensation Account balance attributable to such current Plan Year deferral shall be paid (or commence to be paid) as required in
Section 4.1. Such date shall be as soon as practicable, and not more than 30 days after the first business day of the Plan Year following either:

     (i) the date such Participant attains a selected age (maximum of age 70),;
     or

     (ii) the date of the Participant's Separation from Service upon retirement when first eligible for commencement of early, normal or late retirement benefits, or deferred benefits under a qualified defined benefit plan sponsored by the Employer whichever the Participant shall elect on his Deferred Compensation Election Form. The date elected is hereinafter referred to as the "Benefit Commencement Date." The Valuation Date to be used for such payment shall be the last business day of the Plan Year that precedes the Benefit Commencement Date. If the option described in Section 8.1(a)(ii) is selected, but upon the date of a Participant's Separation from Service, he is not eligible for the commencement of deferred benefits, then his Account balance under this Plan will be paid out in a lump sum pursuant to Section 8.3.

     8.1(b) 365-Day Minimum Deferral Period. Notwithstanding the time for the commencement of benefits pursuant to Section 8.1(a), commencement of benefits will not occur prior to the expiration of a 365-day period beginning the day after the date on which an election to defer Compensation became effective as provided in the Plan.

     8.2(a) Payment Method Election. At the time the Deferred Compensation Election Form is filed pursuant to Section 4.1, Participants must also elect the method of receiving payment of their Deferred Compensation Account balance upon the first business day of the Plan Year following the expiration of the Deferral Period so elected in Section 8.1(a) above. If a Participant has elected different pay-out methods on his Deferred Compensation Election Forms for different years, then the Committee shall establish sub-accounts to keep track of the portions of such Account that are subject to those different methods. Each Participant shall elect to receive payment of his Deferred Compensation Account either in:

     (i)  one lump-sum on the Benefit Commencement Date;

     (ii) annual installments, with accrued earnings or losses, determined in accordance with the Plan provisions governing the Investment Option(s) selected, over a specified period (not to exceed 15 years), beginning on the Benefit Commencement Date; or

     (iii) a lump-sum/annual installment combination where a lump sum equal to 25%, 50% or 75% of the Participant's Deferred Compensation Account as specified by the Participant in the Deferred Compensation Election Form is paid to the Participant on his Benefit Commencement Date and where the remaining Deferred Compensation Account balance is paid in annual installments over a specified period (not to exceed 15 years), beginning on the first anniversary of the Benefit Commencement Date.

     8.2(b) Installment Payout Formula. If a Participant selects payment option
(ii) of Section 8.2(a), the annual installment amount for a particular Plan Year will be computed as follows:

                               $W = ($X / [Y - Z])

          Where W = Installment amount received by Participant in a particular
                    Plan Year.

          Where X = Participant's Deferred Compensation Account balance at the end of the prior Plan Year.

          Where Y = Number of years originally elected by Participant for the payment period.

          Where Z = Number of years in the elected payment period already elapsed.

     8.2(c) Lump-Sum/Installment Combination Payout Formula. If a Participant selects payment option (iii) of Section 8.2(a), the portion of the Deferred Compensation Account balance remaining after the payment of the lump sum on the Benefit Commencement Date to be paid out in any given Plan Year in annual installments will be considered a separate account amount which is computed in the same manner as described in Section 8.2(b).

     8.2(d) Delay of Payments to "Specified Employees." Notwithstanding the foregoing provisions of this Section 8.2, a distribution (or commencement of annual installments) to a "specified employee" shall be delayed until the later of 30 days after the first business day of the Plan year following the Benefit Commencement Date or six months following the date of Separation From Service (or until death, if earlier) and in the case of installments, the second installment will be paid on the anniversary of the first installment, and each subsequent installment will be paid on each such anniversary thereafter. (Specified employees are employees who (i) own more than 5 percent of the stock of the Company; (ii) own more than 1 percent of the stock of the Company and have compensation from the Company in excess of $150,000 a year (not indexed); or (iii) are officers of the Company or the Employer with compensation in excess of $130,000 a year (indexed)).

Notwithstanding the foregoing provisions of this Section 6.1(a), a distribution (or commencement of annual installments) to a Specified Employee shall be delayed until the first date of the seventh month following the date of Separation From Service (or until death, if earlier). In the case of installments, the second installment will be paid on the next Payment Date, and each subsequent installment will be paid on each Payment Date thereafter.

     8.3 Automatic Lump Sum Payment. Notwithstanding the Participant's Investment Option(s) or the Payment Method Elections previously made by him pursuant to Sections 6.7 and 8.2, in the case of a Participant's Separation From Service for any reason other than retirement when first eligible for commencement of pension benefits or deferred benefits from a qualified defined benefit plan sponsored by the Employer, but including death or Disability, whether before or after his Benefit Commencement Date, his Account balance under this Plan automatically will be transferred to the Corporate Bond Investment Option. Such balance with interest shall be paid to him (or his Beneficiary or estate) in a lump sum, as soon as administratively feasible thereafter. Notwithstanding this Section 8.3, if a Participant elected a distribution of his Deferred Compensation Account upon a fixed age, pursuant to
Section 8.1(a), and then Separates From Service, his Account shall be distributed at the time and manner in which he originally selected.

     8.4 Payment Denomination. All payments to Participants or others will be paid solely in cash.

     8.5 Change of Prior Elections. Subject to the consent of the Committee, an Eligible Participant may file a request to change a prior election to postpone commencement of benefits (Section 8.1(a)), or to change the payment method (Section 8.2 (b)), provided that: (i) such modified election may not take effect until at least twelve (12) months after the date on which the election is made;
(ii) the payment (or first installment) with respect to which such election is made must be deferred for a period of at least five (5) years from the date such payment (or first installment) would otherwise have been made, (except in the case of death, Disability, or Unforeseeable Emergency); and (iii) such election may not be made less than twelve (12) months prior to the date of such first scheduled payment. This Section 8.5 shall be interpreted and administered in accordance with IRC Section 409A(a)(4)(C).

     8.6 Hardship Withdrawal. General Rule. A Participant may request a distribution from his Deferral Account, prior to commencement of benefits, in the event of an Unforeseeable Emergency. The request to take a distribution shall be made by completing a form provided by and filed with the Committee. The Committee will first require that the Participant cancel all outstanding elective deferrals, deferred pursuant to Section 4.1. If the Committee determines that the requested distribution is for the purpose of meeting an Unforeseeable Emergency in accordance with Section 2.25 of the Plan, and that the requested distribution is necessary to relieve the Unforeseeable Emergency even after the cancellation of outstanding deferral election(s), then the amount determined by the Committee, sufficient to meet the Unforeseeable Emergency in accordance with Section 2.25 of the Plan, shall be paid in a single cash lump sum as soon as practicable. If a hardship withdrawal is made from a Participant's Phantom Share sub-account, the Phantom Share units in such sub-account shall be reduced by a number determined by dividing the amount withdrawn by the Market Price of Tecumseh Shares on the trading date preceding the date of withdrawal, rounded to the next-higher one-tenth (1/10) unit. Once a Participant's deferral election(s) is cancelled pursuant to this Section 8.6, notwithstanding that a distribution might be granted, a Participant may not elect to again defer, pursuant to Section 4.1 of the Plan for at least 12 months from the date that the distribution under this Section is requested.

                                   ARTICLE IX
                                 VALUATION DATE

     9.1 Valuation. As of each Valuation Date, the Deferred Compensation Account of each Participant shall be valued by the Committee. The current value, and the change in value from the prior valuation (whether positive or negative), shall be communicated in writing to each Participant within 45 days after each Valuation Date.

                                    ARTICLE X
                                   ALIENATION

     10.1 Anticipation, alienation, sale, transfer, assignment, pledge, levy, garnishment or other encumbrance of any payments from or benefits held under the Plan shall not be permitted or recognized, and to the extent permitted by law, no such payments or benefits shall be subject to legal process or attachment for the payment of any claim of any person entitled to receive the same.

                                   ARTICLE XI
                            DOMESTIC RELATIONS ORDERS

     11.1 Notwithstanding Article X,

     (i) To the extent required under any final judgment, decree or order (including approval of a property settlement agreement), referred to as the "Order," that (i) relates to the provision of child support, alimony payments, or marital property rights; (ii) is made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended and any regulations issued thereunder; and (iii) is made pursuant to a state domestic relations law, any portion of a Participant's Deferred Compensation Account may be paid to a spouse, former spouse or, child or other dependent of the Participant (the "Alternate Payee"). A separate account shall be established with respect to the Alternate Payee, in the same manner as the Participant, and any amount so set aside for an Alternate Payee shall be paid out in a lump sum payment within ninety (90) days of the date of the Order. Any payment made to an Alternate Payee pursuant to this paragraph shall be reduced by required income tax withholding.

     (i) The Plan's liability to pay benefits to a Participant shall be reduced to the extent that amounts have been paid or set aside for payment to an Alternate Payee pursuant to an Order. No such transfer shall be effectuated unless the Committee has been provided with such an Order.

     (ii) The Company or the Committee shall not be obligated to defend against or set aside any Order, or any legal order relating to the garnishment of a Participant's benefits, unless the full expense of such legal action is borne by the Participant. In the event that the Participant's action (or inaction) nonetheless causes the Company or the Committee to incur such expense, the amount of the expense may be charged against the Participant's Deferred Compensation Account and thereby reduce the Company's obligation to pay benefits to the Participant. In the course of any proceeding relating to divorce, separation, or child support, the Company or the Committee shall be authorized to disclose information relating to the Participant's Account to the Alternate Payee (including the legal representatives of the Alternate Payee), or to a court.

                                   ARTICLE XII
                                 TAX WITHHOLDING

     12.1 Withholding. Subject to Sections 11.1, 12.2 and 12.3, the Employer shall deduct from all payments under this Plan each Participant's share of any taxes required to be withheld by any Federal, state or local government. The Participants and their Beneficiaries, distributees and personal representatives will bear any and all Federal, foreign, state, local income taxes or any other taxes imposed on Participants or amounts paid under this Plan.

     12.2 FICA Taxes. Pursuant to IRC Section 3121(v) and regulations thereunder, Compensation deferred pursuant to this Plan is subject to employment taxes under the Federal Insurance Contributions Act ("FICA") at the time of deferral rather than at the time of distribution to the Participant. Accordingly, at the time of deferral, each Participant will be required to pay to the Employer, either by payroll deduction or check, his share of FICA (including hospital insurance) taxes due and payable; except to the extent the Participant has already reached the maximum compensation levels subject to Old-Age, Survivors, and Disability Insurance ("OASDI") tax at the time Compensation is deferred under the Plan.

     12.3 Taxes Due at Deferral Date Other than FICA Taxes. If any of the taxes referred to in Section 12.1 are due at the time of deferral, instead of at the time of payout, each Participant will be required to pay to the Employer, by payroll deduction or check, the Participant's share of any such taxes due and payable.

                                  ARTICLE XIII
                               PARTICIPANT CONSENT

     13.1 By electing to defer Compensation pursuant to this Plan, Participants shall be deemed conclusively to have accepted and consented to all terms of the Plan and all actions or decisions made by the Company, the Board or the Committee with regard to the Plan. Such terms and consent shall also apply to, and be binding upon, the Beneficiaries, distributees and personal representatives and other successors in interest of each Participant.

                                   ARTICLE XIV
                                  SEVERABILITY

     14.1 In the event any provision of this Plan would violate applicable law or serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the provision in question.

                                   ARTICLE XV
                            AMENDMENT AND TERMINATION

     15.1 Board May Terminate. Subject to all other provisions of this Plan, the Board, may at any time terminate the Plan.

     15.2 Board or Committee May Amend. Subject to all other provisions of this Plan, the Committee or the Board may amend this Plan at any time, provided that any amendment by the Committee shall be consistent with the Plan's original design and purpose.

     15.3 Fiduciary Guidelines. Notwithstanding Sections 6.9, 15.1 and 15.2, the Board shall not make amendments or terminate the Plan if such amendments or termination would reduce a Participant's respective balance in his Deferred Compensation Account. Further, the Board shall not make amendments which would in any way eliminate the express requirement in Section 16.1 requiring the establishment and funding of a Rabbi Trust in the event of a Change of Control (as defined at Section 16.1) if one has not previously been established and funded.

     15.4 Termination. In the event the Board terminates the Plan, the Committee shall give written notice to each Participant that his Deferred Compensation Account balance will be distributed in the manner initially elected by each Participant pursuant to Article VIII. Further, pursuant to the responsibility vested with the Committee as stated in Section 17.1, the Committee will evaluate the advisability of establishing a Rabbi Trust - if one does not already exist - in light of the circumstances that caused the Board to terminate the Plan.

     15.5 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity. The Plan will be continued after such sale, merger or consolidation if and to the extent that the transferee, purchaser or successor entity (hereinafter called the "Successor") agrees to continue the Plan. In the event the Plan is not assumed and continued by the Successor, then the Plan shall terminate in accordance with
Section 15.4; provided that each Participant's Phantom Share sub-account shall be valued based upon Phantom Share units being valued by reference to the greater of (a) the Market Price of Tecumseh Shares on the effective date of such sale, merger or consolidation, or (b) the value per share, as of such date, of consideration received by the actual holders of Tecumseh Shares in connection with the sale, merger or consolidation in question.

                                   ARTICLE XVI
                                CHANGE OF CONTROL

     16.1 Funding of Rabbi Trust. Notwithstanding Article VII, and subject to the following paragraph, upon a "Change of Control" as defined in attached Exhibit B (i.e., a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, within the meaning of IRC Section 409A(a)(2)(A)(v)), the Board shall cause the immediate contribution of funds to a newly-created Rabbi Trust (or existing Rabbi Trust if previously established), i.e., a "Rabbi Trust" established in accordance with Rev. Proc. 92-64 (or any successor), for the benefit of each Plan Participant, as beneficiary. If the Committee determines that a Rabbi Trust is not the appropriate funding mechanism, any other funding mechanism approved by the Internal Revenue Service as a means to avoid Plan Participants being in constructive receipt of income can be used in the alternative. Such initial contribution will be equal to the balance in each Participant's Deferred Compensation Account as of the Change of Control date. Further, if the Plan is not terminated upon such Change of Control, the Employer shall continue to contribute to the Rabbi Trust, on a monthly basis, an amount of cash and/or Tecumseh Shares equal to the Compensation being deferred by each Participant after the Change of Control. Also, the Employer shall continue to contribute additional cash and/or Tecumseh Shares as required to maintain the value of the assets of such Rabbi Trust at least equal to the estimated value of future benefits payable under the Plan.

     Notwithstanding the above provisions, no Rabbi Trust assets shall be located or transferred outside of the United States and no property shall be transferred to the Trust or any other funding mechanism in connection with an adverse change in the Company's financial health.

     Any assets set aside in the Rabbi Trust shall not be deemed to be the property of the Participant and shall be subject to claims of the creditors of Company. No Participant or Beneficiary shall have any claim against, right to, or security or other interest in, any fund, account or asset of Company from which any payment under the Plan may be made.

                                  ARTICLE XVII
                               PLAN ADMINISTRATION

     17.1 Committee. The responsibilities for general administration of the Plan as well as the decisions to establish and fund a Rabbi Trust or other funding medium shall reside with the Committee.

     17.2 Determinations of Committee. Subject to the limitations of the Plan or the express powers reserved solely for the Board, the Committee shall from time to time establish rules for the administration and interpretation of the Plan and the transaction of its business. The determination of the Committee shall be conclusive concerning the content, import or meaning of any and all terms in the Plan.

     17.3 Majority Vote. Any act which the Plan authorizes or requires the Committee to do may be done by a majority (expressed from time to time by a vote at a meeting or, in lieu thereof, a written consent) and shall constitute the action of the Committee, and shall have the same effect for all purposes as if assented to by all members of the Committee.

     17.4 Agents and Employees. The Committee may employ or retain agents and may designate one or more employees of the Company, by name or by position, to perform such clerical, accounting, and other services as the Committee may require in carrying out the provisions of the Plan.

     17.5 Authorization of Committee Members. The members of the Committee may authorize one or more of their members to execute or deliver any instrument, make any payment, or perform any other act which the Plan authorizes or requires the Committee to do.

     17.6 Costs. Any and all costs in administering this Plan will be paid by the Employer.

     17.7 Claims. Claims for benefits under the Plan shall be made in writing to the Committee. The Participant (or Beneficiary) may furnish the Committee with any written material he believes necessary to perfect his claim.

     17.8 Claims Review. A person whose claim for benefits under the Plan has been denied, or his duly authorized representative, may request a review upon written application to the Committee, may review pertinent documents, and may submit issues and comments in writing. The claimant's written request for review must be submitted to the Committee within 60 days after receipt by the claimant of written notification of the denial of a claim. A decision by the Committee shall be made promptly, and not later than 60 days after the Committee's receipt of a request for review, unless special circumstances require an extension of time for proceeding, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. The decision on review shall be in writing, shall include reasons for the decision, may include specific reference to the pertinent provision of the Plan on which the decision is based, and shall be written in a manner calculated to be understood by the claimant.

     17.9(a) Arbitration. Unless otherwise required by law, any controversy or claim arising out of or relating to the Plan or the breach thereof, shall be settled by binding arbitration in the City of Tecumseh in accordance with the laws of the State of Michigan by three arbitrators, one of whom shall be appointed by the Company, one by the Participant (or in the event of his prior death, his beneficiary(ies) or other distributee(s)), and the third of whom shall be appointed by the first two arbitrators. If the selected (third) arbitrator declines or is unable to serve for any reason, the appointed arbitrators shall select another arbitrator. Upon their failure to agree on another arbitrator, the jurisdiction of the Circuit Court of Lenawee County, Michigan shall be invoked to make such selection. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association except as provided in 17.9(b) below. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Review by the arbitrators of any decision, action or interpretation of the Board or Committee shall be limited to a determination of whether it was arbitrary and capricious or constituted an abuse of discretion, within the guidelines of Firestone Tire & Rubber Co. v. Bruch, 489 U.S. 101
(1989). In the event the Participant or his beneficiary shall retain legal counsel and/or incur other costs and expenses in connection with enforcement of any of the Participant's rights under the Plan, the Participant or beneficiary shall not be entitled to recover from the Company any attorneys fees, costs or expenses in connection with the enforcement of such rights (including enforcement of any arbitration award in court) regardless of the final outcome; except that the arbitrators in their discretion may award reasonable attorneys fees and reasonable costs to the Participant in an arbitration initiated by the Participant to enforce the Participant's rights under the Plan, provided the Participant is the prevailing party in such arbitration.

     17.9(b) Any arbitration shall be conducted as follows:

          (i) The arbitrators shall follow the Commercial arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with the rules of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; and shall conduct a pretrial and consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

          (ii) The arbitrators shall complete their proceedings and render their decision within 40 days after submission of the dispute to them, unless both parties agree to an extension. Each party shall cooperate with the arbitrators to comply with procedural time requirements and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party. In the event the arbitrators do not fulfill their responsibilities on a timely basis, either party shall have the right to require a replacement and the appointment of new arbitrators.

          (iii) The decision of the arbitrator shall be final and binding upon the parties and accordingly a judgment by any Circuit Court of the State of Michigan or any other court of competent jurisdiction may be entered in accordance therewith.

          (iv) Subject to the provisions of Section 17.9(a) relating to reasonable attorneys fees and costs in an arbitration, the costs of the arbitration shall be borne equally by the parties to such arbitration, except that each party shall bear its own legal and accounting expenses relating to its participation in the arbitration.

                                  ARTICLE XVIII
                              LIMITATIONS OF ACTION

     18.1 Every asserted claim to benefits or right of action by or on behalf of any Participant, past, present, or future, or any spouse, child, beneficiary or legal representative thereof, against the Company arising out of or in connection with the Plan shall, irrespective of the place where such right of action may arise or be asserted, cease and be barred by the expiration of the earliest of: (i) one year from the date of the alleged act or omission in respect of which such right of action first arises in whole or in part, (ii) one year after the Participant's Separation From

Service, or (iii) six months after notice is given to or on behalf of the Participant of the amount payable to or in respect of the Participant under the Plan.

WITNESS execution of this plan document on behalf of the Company by its duly authorized officer.

                                        TECUMSEH PRODUCTS COMPANY


                                        By: /s/ TODD W. HERRICK
                                            ------------------------------------
                                            Its President and
                                            Chief Executive Officer

                                        Dated: March 29, 2006

                                    EXHIBIT A
                             Separation From Service

A Separation From Service occurs on the date upon which a Participant separates from service with his Employer, as determined in accordance with Code Section 409A and Treasury Regulations promulgated thereunder. A Separation From Service shall be deemed to occur

1. if a Participant terminates employment with his Employer and does not continue to render services to the Company or any controlled subsidiary of the Company; or

2. if the Participant's Employer ceases to be a controlled Subsidiary of the Company.

For purposes of this Plan, a Participant separates from service if the Participant dies, retires or otherwise has a Separation From Service with the Employer. However, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Participant's right to reemployment with the Employer is provided either by statute or by contract. If the period of leave exceeds six months and the Participant's right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

Whether a Separation From Service has occurred is determined based on the facts and circumstances. Where a Participant either actually or purportedly continues in the capacity as a Participant, such as through the execution of an employment agreement under which the Participant agrees to be available to perform services if requested, but the facts and circumstances indicate that neither the Employer nor the Participant intended for the Participant to provide more than insignificant services to the Employer, a Participant will be treated as having a Separation From Service. For purposes of the preceding sentence, the Employer and Participant will not be treated as having intended for the Participant to provide insignificant services where the Participant continues to provide services at an annual rate that is at least equal to 20 percent of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is at least equal to 20 percent of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period). Where a Participant continues to provide services to the Employer in a capacity other than as a Participant, a separation from service will not be deemed to have occurred if such former Participant is providing services at an annual rate that is 50 percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is 50 percent or more of the annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period). For purposes of this paragraph, the annual rate of providing services is determined based upon the measurement used to determine the Participant's base compensation (for example, amounts of time required to earn salary, hourly wages or payments for specific projects).

                                    EXHIBIT B

"Change of Control," solely for the purposes of this Plan, shall mean (and be limited to) any change that qualifies as a change of control event pursuant to
Section 409A of the Internal Revenue Code of 1986, as amended, Proposed Treasury Regulation Section 1.409A-3(g)(5), and all subsequent relevant authority, which shall include one or more of the following events:

a) a change in the ownership of the Company in compliance with Proposed Treasury Regulation Section 1.409A-3(g)(5)(v) pursuant to which any person or group acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

b) a change in the effective control of the Company pursuant to Proposed Treasury Regulation Section 1.409A-3(g)(5)(vi), pursuant to which either:

(1) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership (including acquisition of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of stock of the Company possessing 35 percent or more of the total voting power of the stock of such corporation; or

(2) A majority of members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of the appointment or election;

c) a change in the ownership of a substantial portion of the Company's assets pursuant to Proposed Treasury Regulation Section 1.409A-3(g)(5)(vii) pursuant to which any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (as defined in 1.409A-3(g)(5)(vii)) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

d) For purposes of this Exhibit B, the following terms shall have the following meanings:

i) "person" shall mean a person as defined in Section 3(a)(9) of the 1934 Act.

ii) "beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated under the 1934 Act or any successor regulation.

iii) "group" shall mean a group as described in Rule 13d-5 promulgated under the 1934 Act or any successor regulation provided such group falls within the purview of Prop. Treas. Reg. Sections 1.409A-3(g)(v)(B), 1.409A-3(g)(5)(vi)(D), or 1.409A-3(g)(5)(vii)(C), as applicable. The formation of a group hereunder shall have the effect described in paragraph (b) of said Rule 13d-5 or any successor regulation.